EXHIBIT 99.2


FOR IMMEDIATE RELEASE:  April 7, 2000

CONTACTS:  Catherine Califano, S.V.P. /C.F.O., Haven Bancorp
           Tel. (516) 683-4483
           Annette Esposito, F.V.P./Communications Director, Haven
           Bancorp
           Tel. (516) 683-4231


HAVEN BANCORP ANNOUNCES SALE OF PARTS OF ITS RESIDENTIAL MORTGAGE
       ORIGINATION DIVISON; TAKES RESTRUCTURING CHARGES


Westbury, NY- Haven Bancorp, Inc. (Nasdaq: HAVN), the holding company for CFS Bank today announced that it has sold a substantial part of its residential mortgage origination division to M&T Mortgage Corporation and is currently in negotiations to sell its Fishkill, NY residential mortgage origination office in a separate transaction. The Company will continue to provide residential mortgage products to its customers from its Westbury, NY headquarters.

The Company announced that it will record a pre-tax restructuring charge of approximately $6.8 million in the first quarter of 2000 related to the completed sale of parts of its residential mortgage origination division to M&T Mortgage Corporation, the anticipated sale of its Fishkill, NY office and the restructuring of the remainder of the division. The Company expects to realize approximately $7 million in annualized savings as a result of both the sale of parts of its mortgage origination division and the restructuring of its mortgage origination operations.

" We have been working diligently to resolve the residential mortgage origination division issues which have negatively impacted our operating results," said Philip S. Messina, Chairman and Chief Executive Officer of Haven Bancorp/ CFS Bank." Now that we have substantially resolved these issues, we are well positioned to further capitalize on our supermarket banking strategy, which we believe will increase shareholder value," concluded Messina.

The Company previously announced on March 24th that its Board had approved a plan to reduce operating expenses through a reduction in the Company's workforce and the elimination of certain other discretionary expenses, which is expected to result in annualized savings of approximately $7 million in addition to the $7 million in annualized savings resulting from the restructuring of the mortgage operations. The Company has already taken the first step in this initiative by eliminating approximately 70 positions across all departments and divisions. Additional positions will be eliminated through a hiring freeze and normal attrition. The Company will record a pre-tax restructuring charge of approximately $300,000 in the first quarter of 2000 related to severance payments.

Headquartered in Westbury, New York, Haven Bancorp, Inc. is the holding company for CFS Bank, a community-oriented institution offering deposit products, residential and commercial real estate loans and a full range of financial services including discount brokerage, mutual funds, annuities and insurance products through eight full-service banking offices and 62 supermarket branches located in New York City, Nassau, Suffolk, Rockland and Westchester counties, New Jersey and Connecticut. Haven provides auto, homeowners and business lines of insurance through its subsidiary, CFS Insurance Agency, Inc. The Bank's deposits are insured by the FDIC.

Statements made herein that are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to overall business conditions, particularly in the consumer financial services, mortgage and insurance markets in which Haven operates, fiscal and monetary policy, competitive products and pricing, credit risk management, changes in regulations affecting financial institutions and other risks and uncertainties discussed in Haven's SEC filings, including its 1999 Form 10-K. Haven disclaims any obligation to publicly announce future events or developments, which may affect the forward-looking statements contained herein.